Exhibit 10.22

Commercial Lease Agreement

This Commercial Lease Agreement (“Lease”) is made and effective February 1, 2021 (the “Effective Date”) between 6424 Westland, LLC, a Delaware limited liability company (“Landlord”) with an address at c/o Shamrock Holdings, Inc., Attention: Christopher J. Milton, 3500 West Olive Ave., Suite 700, Burbank CA 91505 and Ionetix Corporation, with an address at 101 The Embarcadero, Suite 210, San Francisco, CA 94105 (“Tenant”).

A.	Landlord is the owner of land and improvements commonly known and numbered as 6424 Westland Way, Lansing, MI 48917 (the “Building”) and wishes to lease to Tenant the Building designated as 6424 Westland Way, Lansing, MI 48917 (the “Premises”).

B.	Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord for the term, at the rental and on the covenants, conditions and provisions herein set forth.

Accordingly, the parties agree as follows:

1. Term.

(a) Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the same from Landlord, for beginning on February 1, 2021 and ending on the tenth (10th) anniversary of the Start Date (the “Initial Term”). Landlord shall use its best efforts to give Tenant possession as soon as possible at the beginning of the Lease term. If Landlord is unable to timely provide the Premises, Rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

(b) This Lease shall automatically renew for up to two (2) successive additional terms of five (5) years each (each such additional term being referred to as an “Extension Term”) unless Tenant provides written notice to Landlord of its intent not to renew at least one hundred eighty (180) days prior to the expiration of the then applicable term (the Extension Term(s), and together with the Initial Term, the “Term”). Base Rent during the Extension Term(s) shall be the greater of (i) ninety five percent (95%) of the market lease rate; or (ii) the Base Rent at the time of such renewal.

2. Base Rent and Additional Rent.

(a) Base Rent. Tenant shall pay Landlord during the Term $6,096.00 per month (“Base Rent”). Each installment payment shall thereafter be due in advance on the first day of each calendar month during the lease term to Landlord at Landlord’s address first written above or at such other place designated by written notice from Landlord or Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis. Upon signing of this Agreement, Tenant shall pay to Landlord a “Security Deposit” in the amount of one (1) month’s rent (the “Security Deposit”).

(b) Increases to Base Rent. Annually on the anniversary of the Start Date the Landlord has the right to increase the Base Rent by up to 2.5% of the Base Rent. Notice shall be given to the Tenant of such increase prior to the first payment falling due.

(c) Additional Rent. The parties intend that this Lease be an absolute net lease. Tenant shall pay as Additional Rent all expenses of every kind and nature whatsoever relating to or arising from the Premises, including impositions and all expenses arising from the leasing, operation, management, construction, maintenance, repair, or use and occupancy of the Premises, except as otherwise expressly provided in this Lease. Tenant shall pay (as defined below) Total Operating Costs in addition to the Base Rent. All sums payable by Tenant under this Lease other than Base Rent are "Additional Rent"; the term "Rent" includes both Base Rent and Additional Rent. Landlord will estimate in advance and charge to Tenant’s the costs listed below ("Total Operating Costs"), which Tenant will pay with the Base Rent on a monthly basis throughout the Term.

(1)	For purposes of this Lease, Total Operating Costs means (a) Real Property Taxes (to the extent not paid directly to the taxing authorities by Tenant); (b) Utility Costs (to the extent utilities are not separately metered); (c) Insurance Costs (to the extent not paid directly to the insurance carrier by Tenant); and (d) Operating Expenses, if any, each as defined below. Landlord may adjust its estimates of Total Operating Costs quarterly based upon Landlord's experience and reasonable anticipation of costs. Such adjustments will be effective as of the next Rent payment date after notice to Tenant. After the end of each fiscal year during the Term, Landlord will deliver to Tenant a statement setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year. Within thirty (30) days after Tenant's receipt of such statement, there will be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be).

(2)	For purposes of this Agreement,

(A)	"Real Property Taxes" means taxes, assessments, levies, fees, excises, impositions, charges, water and sewer rents and charges, and all other government levies and charges which are imposed or levied upon or assessed against the Building,

(B)	“Utility Costs” means natural gas, heating, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Building,

(C)	“Insurance Costs” means all-risk insurance covering loss of or damage to the Building in the amount of its replacement value with such endorsements and deductibles as Landlord determines from time to time and flood, earthquake, and such other insurance as Landlord determines from time to time or is required by any mortgagee of the Building, and

(D)	“Operating Expenses” means costs and expenses incurred by Landlord with respect to the ownership, maintenance and operation of the Building including, but not limited to: maintenance, repair and replacement of the heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, maintenance of exterior areas such as gardening and landscaping, snow removal and signage; painting of common areas; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; fees for required licenses and permits; and a property management fee (not to exceed five percent (5%) of the gross rents of the Building for the calendar year). Operating Expenses exclude: (a) the cost of capital repairs, replacements or improvements, other than annual depreciation (based on the useful life of the item under generally accepted accounting principles) on any such capital repair, replacement or improvement; (b) debt service under mortgages or ground rent under ground leases; (c) costs of restoration to the extent of net insurance proceeds received by Landlord; (d) leasing commissions and tenant improvement costs; and (e) litigation expenses relating to disputes with tenants.

(d) Delinquency Charge; Default Rate. If Tenant fails to pay any installment of Rent within ten days after written notice thereof, Landlord may charge Tenant a fee equal to two (2%) percent of that installment to cover Landlord's loss of the use of the funds and administrative costs resulting from Tenant's failure. If the default continues for more than 30 days after Landlord's written notice to Tenant, then, at Landlord's option, interest shall accrue on the past due installment of Rent (but not the late charge of 2%) at the rate equal to the lesser of (i) twelve (12%) percent per year or (ii) the highest non-usurious rate allowed by law, commencing on the 31st day following the date of Landlord's notification of the delinquency and continuing until the installment and all accrued charges and interest thereon are paid.

3. Use.

(a) Tenant shall utilize the Premises for the purposes of designing, manufacturing, installing and operating equipment and other related equipment for the production of cyclotrons and radioisotopes and other contrasting agents to be administered to patients or sold to third parties, and ancillary general laboratory and office uses, and related purposes (the “Permitted Use”) and for no other purpose.

(b) Tenant shall not use the Premises or permit the Premises to be used, in a manner that constitutes a violation of any laws, ordinances, regulations, rules, codes, orders and requirements of (a) the United States of America; (b) the state, county and city where the Property is located and (c) other lawful authorities having jurisdiction thereof (collectively, the “Laws”).

(c) Tenant warrants and agrees that, during the entire Term of this Lease and at its expense, Tenant shall comply with all Environmental Laws (defined below). Tenant acknowledges and agrees that Landlord has made no representations regarding environmental matters or the environmental condition of the Premises and that Landlord shall not be responsible for any costs, expenses, liabilities, or damages in connection therewith. Tenant’s compliance shall include Tenant's obligation to take Remedial Action (defined below) when required by Law and to pay all fines, penalties, interest, or other costs imposed by any governmental authorities in connection with any violation or requirement of any Law. "Environmental Laws" shall mean all Laws: (a) relating to the environment, human health, or natural resources; (b) regulating, controlling, or imposing liability or standards of conduct concerning any Hazardous Materials (defined below); (c) relating to Remedial Actions; and (d) requiring notification or disclosure of releases of Hazardous Materials or of the existence of any environmental conditions on or at the Premises, as any of the foregoing may be amended, supplemented, or supplanted from time to time. "Remedial Action" shall mean the investigation, response, clean up, remediation, prevention, mitigation, or removal of any Hazardous Materials necessary to comply with any Environmental Laws. "Hazardous Materials" shall mean any and all substances, materials, chemicals, and/or wastes which now or hereafter are classified or considered to be hazardous or toxic under any Environmental Law, or that are or become regulated by any Governmental Authority because of toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness, or reactivity under any Environmental Law applicable to the Premises, and shall also include: (a) gasoline, diesel fuel, and any other petroleum hydrocarbons; (b) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (c) polychlorinated biphenyls; (d) radon gas; and (e) flammable liquids and explosives.

(d) Tenant shall notify Landlord promptly in writing if: (i) Tenant becomes aware of the presence or Release (defined below) of any Hazardous Material at, on, under, over, emanating from, or migrating to the Premises in any quantity or manner which could reasonably be expected to violate in any material respect any Environmental Law or give rise to any material Liability or the obligation to take Remedial Action; or (ii) Tenant receives any written notice, claim, demand, request for information, or other communication from a Governmental Authority regarding the presence or Release of any Hazardous Material at, on, under, over, emanating from, or migrating to the Premises. "Release" shall mean the release or threatened release of any Hazardous Materials into or upon or under or above any land, water, or air, or otherwise into the environment, including by means of burial, disposal, discharge, emission, spillage, leakage, seepage, leaching, or dumping.

(e) Tenant shall take and complete any Remedial Action with respect to the Premises in full compliance with all Laws and shall, when such Remedial Action is completed, submit to Landlord written confirmation from the applicable Governmental Authority that no further Remedial Action is required.

(f) Tenant shall provide Landlord with copies of all tests, studies, notices, claims, demands, requests for information, or other communications relating to the presence or Release of any Hazardous Materials at, on, under, over, emanating from, or migrating to the Premises.

4. Assignment. Tenant shall not, without the prior written consent of Landlord, assign this Lease or any interest hereunder (whether as security for any obligation or otherwise); permit any assignment hereof by operation of law; sublet the Premises or any part thereof; or permit the use of the Premises to any party other than Tenant and its employees. No consent by Landlord to any assignment or subletting shall be construed to relieve Tenant from its obligations hereunder or from obtaining Landlord’s written consent to any further assignment or subletting. Notwithstanding the foregoing, no consent shall be required in the event of an assignment to (x) an entity which is (a) controlled by Tenant, (b) the parent of Tenant (“Parent”) or (c) under common control with Tenant or (y) the new or surviving entity in the event of the merger or consolidation of Tenant (or Parent), with the transactions referenced in (x) and (y) being referred to as “Permitted Transfers,” and any person or entity to whom any Permitted Transfer is made being referred to as a “Permitted Transferee,” provided that any Permitted Transfer satisfies all of the following conditions: (i) the Premises shall be used by the Permitted Transferee solely for the Permitted Use pursuant to this Lease; (ii) Tenant shall not be in default under this Lease after notice and expiration of any applicable cure period at the time of such Permitted Transfer; (iii) Landlord must be furnished with an executed counterpart of the Permitted Transfer document within ten (10) days after its effective date; (iv) the Permitted Transferee shall have a net worth equal to or greater than the net worth of the Tenant as of the date of this Lease; and (v) in no event shall Tenant be permitted to use a series of one or more Permitted Transfers for the purpose of avoiding the prohibitions contained in this Lease against assignment and subletting without Landlord’s prior written consent

5. Condition; Maintenance.

(a) Tenant acknowledges it has examined the Premises prior to the making of this Lease, and knows the condition thereof, and acknowledges that same are in good order and satisfactory condition and that the Premises are in a state of repair that is acceptable for the Tenant’s intended use of the Premises, and Tenant hereby accepts the Premises in their present “as is” condition on the Effective Date. From and after the Effective Date, Tenant will assume all responsibilities and obligations necessary to assure that the Premises are in compliance with the Laws throughout the Term and all renewal periods, to the extent that such compliance is required solely to Tenant’s unique use, occupancy, maintenance, or alteration of the Premises.

(b) Tenant shall, at all times during the Term of this Lease, at Tenant's sole cost and expense, keep and maintain the Premises, including the improvements and all adjoining areas out to the perimeter pavement, and appurtenances and every part thereof that may exist on, in, or be made a part of the Premises, in good order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, and foreseen and unforeseen. Tenant shall not permit any waste of the Premises or permit any nuisance to exist on the Premises. Tenant shall keep the entire Premises, including adjoining sidewalks, substantially free of any accumulation of dirt, rubbish, snow, and ice. Tenant shall be responsible for the installation, maintenance and repair of all telephone, computer and related cabling from the telephone terminal room on the floor on which the Premises is located to and throughout the Premises. Unless otherwise expressly provided in this Lease, Landlord is not required to maintain, repair, clean, alter, or improve the Premises, to comply with any Laws, or to provide any services to the Premises. If Tenant fails to keep and maintain the Premises and the Improvements as required by this Lease, Landlord may (but shall not be required to) perform and satisfy same, and Tenant hereby agrees to reimburse Landlord, as Additional Rent, for the reasonable cost thereof promptly upon demand. All normal maintenance and repair during the Term of this Lease shall be complete when the Premises are surrendered to Landlord.

6. Alterations and Improvements.

(a) Tenant, at its sole cost and expense, shall complete alterations and improvements identified on the attached Exhibit A, as well as any additional alterations required to house Tenant’s equipment and operate Tenant’s business (the “Approved Tenant Work”) as soon as reasonably practicable, but in no event later than ninety (90) days after the Effective Date. Tenant shall, at its sole cost and expense, repair, if necessary, replace the parking lot and any loading dock areas within two (2) years of the Effective Date (the “Initial Parking Lot Repairs”). After completion of the Initial Parking Lot Repairs, in addition to Tenant’s other maintenance obligations in connection with the parking lot area, Tenant shall be required to maintain the parking lot area and make all necessary repairs and replacements thereto.

(b) Except for the Approved Tenant Work, Tenant shall not, without prior written consent of Landlord, make any alterations, improvements, additions or physical changes (“Alterations”) to the Premises.

(c) All Alterations to be made to the Premises which require the approval of Landlord shall, if required by Landlord, be made under the supervision of a competent architect or licensed structural engineer. In addition, all Alterations shall be performed at Tenant’s sole cost and expense, and in accordance with plans and specifications submitted to Landlord for its approval prior to commencement of the work, in accordance with such procedures as Landlord shall reasonably specify. Landlord’s approval of such plans and specifications shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with the Laws. Tenant agrees to reimburse Landlord for all costs and expenses (including, without limitation, any architect and/or engineer fees) incurred by Landlord in approving or disapproving Tenant’s plans for Improvements. Any such Alternations shall be constructed strictly in accordance with applicable Laws. Tenant, prior to its contractor commencing its work, must submit evidence of the insurance in the form of certificates, naming Landlord and its designees as additional insureds. Tenant shall be liable for and shall defend, indemnify and protect Landlord from any claim, demand, lien, loss, damage, liability or expense, including reasonable attorney fees and costs, arising from any Alterations permitted under this Section 6.

(d) All work with respect to any Alterations or improvements, including the Approved Tenant Work, must be done in a good and workmanlike manner by contractors approved by Landlord and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except as otherwise reasonably required during the period of such work. Tenant, or any contractors hired by Tenant, shall perform their work within the Premises only, and Tenant shall be responsible for weekly removal from the Premises of all trash, rubbish and surplus materials resulting from any work being performed in the Premises. Tenant agrees to deliver to Landlord, promptly upon completion of any Alterations, a lien waiver, in form satisfactory to Landlord, executed by all contractors, subcontractors and materialmen involved in the construction of such Alterations. Tenant shall, at Tenant’s sole cost and expense, within thirty (30) days following the completion of Alterations, or within thirty (30) days after Landlord’s request, if Alterations have not commenced within ninety (90) days after having applied for a permit, close out any permit, approval and/or applications (including, but not limited to a building permit) and provide proof reasonably acceptable to Landlord evidencing same.

(e) Unless Landlord otherwise directs in writing, Alterations made or installed by Tenant (except movable equipment and trade fixtures) shall become a part of the Premises and shall not be removed by Tenant from the Premises at the expiration or earlier termination of this Lease.

(f) Tenant shall have the right to place and install personal property, trade fixtures, the equipment and other temporary installations in and upon the Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Premises by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord. All trade fixtures and movable equipment installed by the Tenant in connection with the business it conducts on the Premises shall remain the property of the Tenant and shall be removed on or prior to the expiration or earlier termination of this Lease. Tenant shall repair any damage caused by the removal of such fixtures, and the Premises shall be restored to its condition existing as of the date the Approved Tenant Work is completed.

(g) Tenant agrees that it shall pay, or cause to be paid, all costs of labor, services and/or materials supplied in the prosecution of any work, performed, or caused to be performed, on the Premises, and Tenant will keep the Premises free and clear of all mechanics’ liens and other such liens on account of work performed for Tenant or persons claiming under Tenant. If any construction lien is filed against the Premises or the Building on account of work done or claimed to be done, by, for or on behalf of Tenant, Tenant shall cause the same to be discharged of record within ten (10) days after receiving notice of the lien either by payment to the lien claimant or by filing a bond as provided by the applicable provisions under the Michigan Construction Lien Act, MCLA §570.1101 et seq. If Tenant shall be in default of any of its covenants in this Section 5(g) by failing to discharge any mechanic’s or other such lien, Landlord shall have the right, at its option, in addition to any and all other remedies available at law, in equity or under this Lease, to discharge such lien by (a) paying the claimant an amount sufficient to settle and discharge the claim, (b) posting a mechanics’ lien release bond, or (c) taking such action as Landlord shall deem appropriate, and, in any such event, Tenant shall pay as Additional Rent, on Landlord’s demand, all costs (including reasonable attorneys’ fees) incurred by Landlord in settling and discharging such lien together. Landlord’s payment of such costs shall not waive any default of Tenant under this Section 6(d).

7. Property Taxes. Tenant shall pay, prior to delinquency, all Real Property Taxes coming due during the Lease term on the Building, and provide Landlord with documentation evidencing such payment. In addition, Tenant shall be responsible for paying all personal property taxes with respect to Tenant's personal property at the Premises.

8. Insurance.

(a) If the Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant's agents, employees or invitees, Rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by its insurance.

(b) It is the intent of the parties that all risk of loss for the Premises be shifted to insurance to the maximum extent practicable. Accordingly, unless Landlord otherwise agrees in its sole discretion, Tenant shall maintain, or cause to be maintained, insurance covering the risks enumerated below. The premiums for such insurance shall be paid by Tenant. Such insurance shall be written on an occurrence basis unless Landlord otherwise consents in writing, which consent shall not be unreasonably withheld or delayed. Each policy shall provide, to the extent permitted by law, that: (a) such insurance shall be primary coverage without reduction or right of offset or contribution on account of any insurance provided by Landlord to itself or its officers, officials, or employees; (b) such insurance shall not be altered or cancelled without thirty (30) days' written notice to Landlord; such insurance shall name Landlord as an additional insured; (c) any mortgagee shall be named as: (i) a loss payee or mortgagee on Tenant's property damage insurance policy under a standard mortgagee clause; and (ii) an additional insured on Tenant's liability insurance policies. The insurance policies purchased by Tenant must be issued by a company authorized to conduct business in the State of Michigan.

(1)	Property Insurance. Tenant shall, at its sole cost and expense throughout the entire Term of this Lease, keep the improvements insured against loss or damage by fire, windstorm, flood, earthquake, and such other, further and additional risks as now are or hereafter may be covered by the ISO special cause of loss form and Builder's Risk extended coverage form or endorsements, in each case in amounts equal to the full replacement cost of the improvements.

(2)	Workers’ Compensation. At all times before the expiration or earlier termination of this Lease, while any construction is conducted by or on behalf of Tenant in or on the Premises, Tenant shall maintain, and cause its contractors to maintain, Workers' Compensation Insurance as required by the Laws of the State.

(3)	Public Liability. At all times during the Term of this Lease, Tenant shall maintain a primary commercial general liability insurance ("CGL") policy covering all claims for bodily injury (including death) and property damage, including loss of use thereof, in an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and Four Million and 00/100 Dollars ($4,000,000.00) aggregate, to include personal and advertising injury, general aggregate, products and completed operations aggregate insurance beginning at the completion of each project component, and contractual liability to cover all insurable obligations in this Lease.

(c) Upon the commencement of this Lease and at each policy renewal date, Tenant shall furnish to Landlord, insurance certificates or renewal certificates or, if requested by Landlord, certified copies of policies if available from the insurer(s), evidencing all insurance required to be carried by Tenant in accordance with this Lease. Such certificates or policies shall name Landlord as an insured and shall name any mortgagee as mortgagee and loss payee, in accordance with the requirements contained in this Section 8. The insurance certificate or polices, as applicable, must document that the liability insurance coverage purchased by the Tenant includes contractual liability coverage to insure the indemnity agreement as stated, if so available at law. Tenant shall within five (5) days of Landlord’s request furnish to Landlord satisfactory evidence of the payment of all premiums on any and all insurance required to be carried by Tenant in accordance with this Lease. The insurance carrier shall give Landlord thirty (30) days' prior notice (with respect to nonpayment of premiums) of cancellation, modification, or non-renewal.

(d) If Tenant fails to procure the insurance required to be procured by Tenant under this Lease, or fails to pay any premium of insurance, impositions, or any other sum in this Lease required to be paid by Tenant (other than Rent), Landlord may, after expiration of the applicable cure period, at Landlord's option, procure on behalf of Tenant any such insurance, and pay on behalf of Tenant any such payment or payments as may be necessary. Any sum(s) so paid or expended by Landlord on behalf of Tenant shall be reimbursed and paid by Tenant to Landlord, as Additional Rent, within ten (10) days after demand by Landlord.

9. Utilities. Tenant shall pay, prior to delinquency, directly to the service provider, all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Premises during the term of this Lease. Tenant shall provide Landlord with documentation evidencing payment of water and sewer charges upon written request from Landlord.

10. Signs. Subject to Landlord's consent, not to be unreasonably withheld, Tenant may place on the Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Premises resulting from the removal of signs installed by Tenant.

11. Entry and Access. Tenant shall have the ability to enter the Premises 24 hours per day, 365 days per year. Landlord shall, upon reasonable prior written notice to Tenant, except in the case or emergencies, have the right to enter upon the Premises at all reasonable times for the purpose of inspecting or showing them, preventing waste, loss or destruction, enforcing any of its rights or powers under this Lease, or making such repairs or alterations as Landlord is required or permitted to make. Nothing herein contained shall imply any duty on the part of Landlord to do any such work which, under any provisions of this Lease, Tenant may be required to do, nor shall Landlord’s performance of any repairs on behalf of Tenant constitute a waiver of Tenant’s default in failing to do the same. Landlord shall not unreasonably interfere with Tenant's business on the Premises or damage or utilize Tenant’s equipment during an such entry.

12. Parking. During the term of this Lease, Tenant their guests and invitees, shall have the exclusive use, of the automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord.

13. Building Rules. Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

14. Damage and Destruction. If all or any part of the Premises shall be destroyed or damaged in whole or in part by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give to Landlord notice thereof within five (5) days after such casualty occurs. Tenant shall, whether or not such damage or destruction shall have been insured, and whether or not insurance proceeds, if any, shall be sufficient for the purpose of such restoration, with reasonable diligence repair, alter, restore, replace, and rebuild the Premises or portion thereof so damaged or destroyed (collectively, "Restore") the same, at least to the extent of the value and as nearly as possible to the condition, quality, and class of the Premises existing immediately before such casualty. Landlord shall not be obligated to Restore the Premises or any portion thereof or to pay any of the costs or expenses thereof. If Tenant shall fail or neglect to Restore with reasonable diligence the Premises or the portion thereof so damaged or destroyed, or having so commenced such Restoration shall fail to complete the same with reasonable diligence, in accordance with the terms of this Lease, and in either case such failure or neglect continues for thirty (30) days after notice from Landlord, or if before completion of any such restoration by Tenant, this Lease shall expire or be terminated for any reason, Landlord, upon notice to Tenant, may, but shall not be required to, complete such restoration at Tenant's expense. Each such restoration shall be done in accordance with the provisions of this Lease. Tenant's obligations under this Section 14 shall survive the expiration or earlier termination of this Lease.

15. Default. If Tenant is in default in the payment of Rent when due to Landlord, and if the default continues for five (5) days after written notice given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and that default continues for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

16. Quiet Possession. Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Premises during the term of this Lease.

17. Condemnation. If any legally constituted authority condemns the Building or such part thereof which shall make the Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

18. Subordination. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

19. Security Deposit. The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or a measure of Landlord's damages in case of default by Tenant. Unless otherwise provided by mandatory non-waivable law or regulation, Landlord may commingle the Security Deposit with Landlord' s other funds. Landlord may, from time to time, without prejudice to any other remedy, and upon notice to the Tenant, use the Security Deposit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, Landlord shall return the balance of the Security Deposit remaining after any such application to Tenant. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

20. Holding Over. If Tenant shall remain in possession of the Premises, or any part thereof, after the expiration or earlier termination of this Lease, Tenant shall become a tenant at sufferance only, upon all of the provisions of this Lease, but the monthly installments of Base Rent payable by Tenant shall be increased to 125% of the monthly installments of Annual Base Rent payable by Tenant at the expiration of the Term, prorated on a daily basis. Acceptance by Landlord of rental after such expiration or earlier termination shall not result in a renewal or extension of this Lease. The provisions of this Section 20 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease, despite demand to do so by Landlord, Tenant shall indemnify, defend and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender (including such tenant’s lost profits), any lost profits to Landlord and any attorneys’ fees and costs associated therewith.

21. Indemnification. To the maximum extent allowed by Law, Tenant hereby releases and agrees to indemnify and hold harmless Landlord and all of its trustees, officers, members, employees, directors, agents, and consultants (hereinafter collectively referred to as the "Indemnitees") from any and all claims, demands, liabilities, judgments, penalties, losses, costs, or expenses for any loss, including but not limited to bodily injury (including death), personal injury, property damage, expense, and attorneys' fees, caused by, growing or arising out of, or otherwise happening in connection with this Lease, due to any negligent or intentional act or omission on the part of Tenant, its agents, invitees, members, employees, or others working at the direction of Tenant or on its behalf, or due to the application or violation of any pertinent federal, State or local Law. In case any action or proceeding is brought against Landlord by reason of any claim mentioned in this Section 20, Tenant, upon notice from Landlord, shall, at Tenant's expense, resist or defend such action or proceeding in Landlord's name, if necessary, by counsel for the insurance company, if such claim is covered by insurance, or otherwise by counsel approved by Landlord. This indemnification is binding on the successors and assigns of the Tenant, and this indemnification survives the expiration or earlier termination of the Lease, or the dissolution or, to the extent allowed by Law, the bankruptcy of the Tenant.

22. Limitation on Damages. In no event shall Landlord or Tenant be liable for any consequential, special, indirect or punitive damages for any default under this Lease.

23. Notice. Any notice required or permitted under this Lease shall be in writing addressed to the parties’ addresses provided above, to the attention of Landlord and to the signatory set forth below if for Tenant, and served as follows: (a) by personal service with service being effective upon delivery, or (b) by certified mail, return receipt requested, with service being effective two (2) days after mailing, or (c) by telecopy, facsimile or other form of telecommunications, with service being effective upon the date of transmission with reasonable evidence that the transmission was received (d) by recognized overnight courier service, with service being effective one (1) day after delivery to such courier service. Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

24. Brokers. Tenant represents that Tenant was not shown the Premises by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder's fee or other similar charge, in connection with this Lease. Subject to the foregoing, each party hereto shall indemnify and hold harmless the other party hereto from and against any and all losses, damages, liabilities, losses, costs and expenses (including, but not limited to, reasonable attorneys’ fees and related costs) resulting from any claims that may be asserted against such other party by any real estate broker, finder or any intermediary arising from any acts of the indemnifying party in connection with this Lease.

25. Waiver. No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

26. Headings. The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

27. Successors. The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

28. Consent. Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord's consent is required or desirable under this Lease.

29. Compliance with Law. Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant's use of the Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Premises.

30. Final Agreement. This Lease supersedes all prior understandings or agreements with respect to the Premises. This Lease may be modified only by a further writing that is duly executed by both parties.

31. Governing Law. This Agreement shall be governed, construed and interpreted by, through and under the laws of the State of Michigan.

32. Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic, pdf or facsimile or other comparable means.

33. Right of First Offer to Purchase. Provided that Tenant is not in default at the time of exercise, Tenant shall have the one-time right of first offer to purchase the Premises on the following terms and conditions:

(a) If, at any time during the Term of this Lease, Landlord elects to sell the Premises in its entirety to any unaffiliated third-party purchaser, Landlord shall provide written notice to Tenant of the terms and conditions upon which Landlord would be willing to sell the Premises (the "Landlord's Notice"). Landlord's Notice shall set forth the material economic terms and conditions under which Landlord is willing to sell the Property to Tenant (the "Material Terms"), but shall not constitute an agreement between the parties or an offer to sell such Property. The parties acknowledge and agree that the purchase price for the Premises will be equal to 95% of the then-market rate for the Premises, and in no event will be less than the original capital expenditure when Landlord purchased the Premises (the “Minimum Sale Price”).

(b) Tenant shall have ten (10) business days after receipt of Landlord's Notice (the "Tenant Response Period") to notify Landlord in writing whether or not Tenant desires to purchase the Property on the terms stated in Landlord's Notice (the "Tenant's Notice"). If Tenant notifies Landlord within the Tenant Response Period of Tenant's desire to purchase the Property, Landlord and Tenant shall promptly enter into a purchase and sale agreement for the Property on the terms and conditions stated in Landlord's Notice.

(c) In the event that: (i) Tenant either: (A) elects not to purchase the Premises on the terms and conditions stated in Landlord's Notice; or (B) fails to deliver Tenant's Notice to Landlord within the Tenant Response Period (time being of the essence); or (ii) if Tenant delivers a Tenant's Notice, but Landlord and Tenant, through no fault of Landlord, fail to agree on and execute a purchase and sale agreement within fifteen (15) days after the date of Landlord's receipt of Tenant's Notice, (time being of the essence), then Tenant shall be deemed to have permanently and irrevocably waived its right of first offer to purchase the Property, and Landlord shall have the right thereafter, without any further notice to Tenant, to offer the Property for sale, and to sell the Property, to any party free and clear of the Tenant's right of first offer set forth in this Section 33, provided that any such transfer shall be subject to this Lease. This right of first offer is personal to Ionetix Corporation only and shall not be transferred or assigned to and cannot be exercised by any other third party. In the event of clause (i) or (ii) herein, then notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Tenant hereby acknowledges and agrees that this Lease shall remain in full force and effect until the end of the Term and Tenant's rights and obligations under this Lease shall remain unchanged and upon any sale by Landlord to a third party, Tenant shall recognize the purchaser of the property as the landlord under this Lease for all purposes.

(d) In the event that the Premises are sold to a third-party for a price below the Minimum Sale Price, Tenant shall reimburse Landlord for the difference between the Minimum Sale Price and the actual sale price within thirty (30) days of written notice thereof from Landlord. This obligation shall survive expiration or earlier termination of this Lease.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD		TENANT

6424 Westland, LLC		lonetix Corporation

By:	/s/ Gregory S. Martin	By:	/s/ Nancy Hargreaves
Name:	Gregory S. Martin	Name:	Nancy Hargreaves
Title:	Manager	Title:	CFO

EXHIBIT A

Approved Tenant Work